NEWS RELEASE

FOR RELEASE THURSDAY, APRIL 24, 2003 AT 7:10 A.M. EDT

CONTACTS:	W. Brian Kretzmer MAI Systems Corporation Chief Executive Officer 949.598.6160 brian.kretzmer@maisystems.com	James W. Dolan MAI Systems Corporation Chief Financial Officer 949.598.6404 james.dolan@maisystems.com

MAI Systems Reports Fiscal Year 2002 Results

LAKE FOREST, CA (April 24, 2003) . . . MAI Systems Corporation (ASE: NOW) announced today that its 2002 revenue, net income, and income per share from continuing operations were $21.9 million, $0.4 million, and $0.03 respectively. This compares to $23.8 million, $3.7 million, and $0.28 for 2001. Fiscal 2001 results reflected benefit from a favorable one-time gain on settlements with creditors of $1.4 million or $0.11 per share. The Company reported a loss and loss per share on discontinued operations of $1.8 million and $0.13 respectively, and an overall total loss per share of $0.10 in 2002 compared to an overall income per share of $0.16 or $0.05 per share excluding one-time creditor settlements in 2001. MAI is filing its Form 10-K for fiscal 2002 late.

MAI Chief Executive Officer W. Brian Kretzmer commented, “I am pleased that our continuing hospitality business was profitable for the third consecutive year despite a very difficult industry and economic environment. Our overall loss in 2002 reflects the loss from the operation and sale of discontinued operations. We exit 2002 with a more easily understood company, focused entirely on the sale of software application solutions to the hospitality enterprise. Our business continues to feel the effect of the worldwide downturn in travel. We are hopeful for a recovery in 2004. Although liquidity remains a challenge, we had some success in restructuring our debt. In March 2003 our corporate headquarters lease expired and we relocated to a new facility in Lake Forest, California.”

About MAI Systems Corporation

MAI Systems is a worldwide provider of total information system solutions and to the hospitality, resort and destination market. Headquartered in Lake Forest, California, MAI has worldwide offices for sales and service. For information on the Company’s innovative hospitality solutions, call toll-free 1.800.497.0532, or visit the Hotel Information Systems website at www.hotelinfosystems.com or the MAI website at www.maisystems.com.

MAI Systems Reports Fiscal Year 2002 Results
April 24, 2003
Page: 2

Certain statements in this news release may constitute “forward-looking statements’’ within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, declining economic conditions, including a slowdown or recession; future terrorist activities affecting the hospitality industry; the Company’s ability to retain and increase revenue from existing clients and to execute agreements with new clients; the successful implementation of strategic relationships with other vendors and service providers; the competitive nature of the market for our software products and services; rapid technological change in the software industry and possible delays in development or shipment of new versions of key product lines; the Company’s ability to attract and retain qualified technical and management personnel; inability to control costs; changes in our product pricing; changes in business strategy or development plans; and other factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001 and other interim reports filed from time to time with the Securities and Exchange Commission. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

TABLE FOLLOWS

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MAI Systems Reports Fiscal Year 2002 Results
April 24, 2003
Page: 3

MAI SYSTEMS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	(in thousands, except per share data)
	2000	2001	2002

Revenue:
Software	$6,857	$5,329	$4,585
Network and computer equipment	1,301	789	996
Services	19,163	17,650	16,356

Total revenue	27,321	23,768	21,937
Direct costs:
Software	1,106	269	437
Network and computer equipment	1,041	479	770
Services	9,508	6,490	5,713

Total direct costs	11,655	7,238	6,920
Gross profit	15,666	16,530	15,017
Selling, general and administrative expenses	8,942	7,927	9,363
Research and development costs	3,068	4,209	3,307
Amortization of intangibles	740	731	134
Other operating expense (income)	50	(1,643)	276

Operating income	2,866	5,306	1,937
Interest income	263	72	5
Interest expense	(1,523)	(1,545)	(1,495)

Income from continuing operations before income taxes	1,606	3,833	447
Income taxes	(162)	(176)	(30)

Income from continuing operations	1,444	3,657	417
Discontinued operations:
Gain (loss) on disposal of discontinued operations	—	1,262	(1,021)
Loss from discontinued operations	(627)	(2,787)	(746)

Total loss from discontinued operations	(627)	(1,525)	(1,767)

Net income (loss)	$817	$2,132	$(1,350)

Income (loss) per share:
Continuing Operations:
Basic income per share	$0.13	$0.28	$0.03

Diluted income per share	$0.13	$0.28	$0.03

Discontinued Operations:
Basic (loss) per share	$(0.06)	$(0.12)	$(0.13)

Diluted (loss) per share	$(0.06)	$(0.12)	$(0.12)

Net income (loss) per share:
Basic income (loss) per share	$0.07	$0.16	$(0.10)

Diluted income (loss) per share	$0.07	$0.16	$(0.09)

Weighted average common shares used in determining income (loss) per share:
Basic	10,923	13,091	13,945

Diluted	11,206	13,263	14,395

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